Second Amendment to Participation Agreement

by and among

Franklin Templeton Variable Insurance Products Trust

Franklin Templeton Distributors, Inc.

ING Life Insurance and Annuity Company

(formerly known as Aetna Life Insurance and Annuity Company)

ING Insurance Company of America

(formerly known as Aetna Insurance Company of America)

Golden American Life Insurance Company

Directed Services, Inc.

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we” or “us”) and ING Life Insurance and Annuity Company (formerly known as Aetna Life Insurance and Annuity Company), ING Insurance Company of America (formerly known as ING Insurance Company of America), Golden American Life Insurance Company and Directed Services, Inc. (“you”), have previously entered into a Participation Agreement dated July 20, 2001 and as amended on January 2, 2002 (the “Agreement”). The parties now desire to amend the Agreement in this amendment (the “Amendment”).

The purpose of the Amendment is to document the intentions of the parties to communicate, process and settle purchase and redemptions for shares (collectively, “share transactions”) via the Fund/SERV and Networking systems of the National Securities Clearing Corporation (“NSCC”).

For purposes of this Amendment, “Fund/SERV” shall mean NSCC's Mutual Fund Settlement, Entry and Registration Verification System, a system for automated, centralized processing of mutual fund purchase and redemption orders, settlement, and account registration; “Networking” shall mean NSCC's system that allows mutual funds and life insurance companies to exchange account level information electronically; and “Settling Bank” shall mean the entity appointed by the Trust or you, as applicable, to perform such settlement services on behalf of the Trust and you, as applicable, which entity agrees to abide by NSCC's then current rules and procedures insofar as they relate to same day funds settlement. In all cases, processing and settlement of share transactions shall be done in a manner consistent with applicable law.

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

3709_2

1.

In lieu of applicable provisions set forth in Section 3 of the Agreement, the parties agree to provide pricing information, execute orders and wire payments for purchases and redemptions through NSCC and its subsidiary systems, and such activities will be governed by the provisions set forth in this Amendment as follows:

3.11       We will furnish to you through NSCC's Networking or Mutual Fund Profile System: (i) the most current net asset value information for each Portfolio; (ii) a schedule of anticipated dividend and distribution payment dates for each Portfolio, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Portfolio's ex-date; and (iii) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to you by 6:30 p.m. Eastern Time on each Business Day that the Portfolio is open for business or at such other time as that information becomes available.

3.12       Upon receipt of Portfolio purchase, exchange and redemption instructions for acceptance as of the time at which a Portfolio's net asset value is calculated as specified in such Portfolio's prospectus (“close of trading”) on each Business Day (“Instructions”), and upon your determination that there are good funds with respect to Instructions involving the purchase of shares, you will calculate the net purchase or redemption order for each Portfolio.

3.13         On each Business Day, you shall aggregate all purchase and redemption orders for shares of a Portfolio that you received prior to the close of trading. Orders for net purchases or net redemptions derived from Instructions received by you prior to the close of trading on any given Business Day will be sent to Fund/SERV by 6:00 a.m. Eastern Time, 3:00 a.m. Pacific Time, on the next Business Day. Subject to your compliance with the foregoing, you will be considered the designee of the Underwriter and the Portfolios, and the Business Day on which Instructions are received by you in proper form prior to the close of trading will be the date as of which shares of the Portfolios are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by you after the close of trading on any given Business Day shall not be transmitted to NSCC prior to the following Business Day and will be treated as if received on the next following Business Day. Dividends and capital gain distributions will be automatically reinvested at net asset value in accordance with the Portfolio's then current prospectuses.

3.14     All orders are subject to acceptance by Underwriter and become effective only upon confirmation by Underwriter. Underwriter reserves the right: (i) not to accept any specific order for the purchase or exchange of shares through Fund/SERV for the reasons stated in Section 3.1 of the Agreement; and (ii) to require any redemption order to be settled outside of Fund/SERV, in which case

3709_2

the order shall not be “confirmed” by Underwriter, but rather shall be accepted for redemption in accordance with Section 3.7 of the Agreement.

3.15     All trades placed through Fund/SERV and confirmed by Underwriter via Fund/SERV shall settle in accordance with Underwriter's profile within Fund/SERV applicable to you. Underwriter agrees to provide you with account positions and activity data relating to share transactions via Networking.

3.16     You will wire payment for net purchase orders by the Trust's NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by you in accordance with NSCC rules and procedures on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

3.17       NSCC will wire payment for net redemption orders by the Trust, in immediately available funds, to an NSCC settling bank account designated by you in accordance with NSCC rules and procedures on the Business Day such redemption orders are communicated to NSCC, except as provided in the Trust's prospectus and statement of additional information.

3.18      If on any specific day you or Underwriter are unable to meet the NSCC deadline for the transmission of purchase or redemption orders for that day, a party may at its option transmit such orders and make such payments for purchases and redemptions directly to you or us, as applicable, as is otherwise provided in the Agreement; provided, however, that we must receive written notification from you by 6:00 a.m. Pacific time on any day that you wish to transmit such orders and/or make such payments directly to us.

3.19      In the event that you or we are unable to or prohibited from electronically communicating, processing or settling share transactions via Fund/SERV, you or we shall notify the other, including providing the notification provided in Section 1.8, above. After all parties have been notified, you and we shall submit orders using manual transmissions as is otherwise provided in the Agreement.

3.20     These procedures are subject to any additional terms in each Portfolio's prospectus and the requirements of applicable law. The Trust reserves the right, at its discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Portfolio.

2.	Section 2.4 of the Agreement is hereby redesignated Section 2.4.1 and a new Section 2.4.2 of the Agreement is hereby added as follows:

3709_2

2.4.2.   You and Underwriter represent and warrant that each: (a) has entered into an agreement with NSCC; (b) has met and will continue to meet all of the requirements to participate in Fund/SERV and Networking; (c) intends to remain at all times in compliance with the then current rules and procedures of NSCC, all to the extent necessary or appropriate to facilitate such communications, processing, and settlement of share transactions; and (d) will notify the other party if there is a change in or a pending failure with respect to its agreement with NSCC.

3.	A new Section 7.1.4 is hereby added to the Agreement as follows:

7.1.4    In consideration for orders for the purchase, exchange or sale of shares of the Portfolios communicated by you by way of Fund/SERV, you shall further indemnify and hold harmless Indemnified Parties from and against all Losses that may arise in connection with any orders for the purchase, exchange or sale of shares of the Portfolios communicated by you or your agents by way of Fund/SERV, including but not limited to Losses resulting from Instructions involving investment in incorrect Portfolios or any fraudulent or unauthorized transaction by either you or your Contract owner. You shall also reimburse the Trust and Underwriter for any legal or other expenses reasonably incurred by them in connection with investigating or defending against such Losses. This indemnity agreement is in addition to any other liability that you may otherwise have.

4.	A new Section 7.2.5 is hereby added to the Agreement as follows:

Underwriter agrees to indemnify and hold harmless you and each other Indemnified Party as defined in Section 7.2.1 from and against all Losses that may arise in connection with Underwriter's furnishing of information and acceptance and processing of orders through the Fund/SERV system. Underwriter shall also reimburse you and each other Indemnified Party for any legal or other expenses reasonably incurred by you or such Indemnified Party in defending against such Losses. This indemnity agreement is in addition to any other liability that Underwriter may otherwise have.

5.	Schedules A and G of the agreement are hereby deleted in their entirety and replaced with the Schedules A and G attached hereto, respectively.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

3709_2

Effective Date of Amendment: December 10, 2003

IN WITNESS WHEREOF, each of the parties has caused its duly authorized officers to execute this Amendment.

The Company:

ING Life Insurance and Annuity Company By: /s/Laurie M. Tillinghast Name: Laurie M. Tillinghast Title: Vice President	ING Insurance Company of America By: /s/Laurie M. Tillinghast Name: Laurie M. Tillinghast Title: Vice President

Golden American Life Insurance Company By: /s/David L. Jacobson Name: David L. Jacobson Title: Vice President	Directed Services, Inc. By: /s/David L. Jacobson Name: David L. Jacobson Title: Senior Vice President

The Trust: Only on behalf of each Portfolio listed on Schedule C of the Agreement.

Franklin Templeton Variable Insurance Products Trust By: /s/Karen L. Skidmore Name: Karen L. Skidmore Title: Assistant Vice President

The Underwriter:
Franklin/Templeton Distributors, Inc. By: /s/Philip J. Kearns Name: Philip J. Kearns Title: Vice President

3709_2

Schedule A

The Companies

ING Life Insurance and Annuity Company

(formerly known as Aetna Life Insurance and Annuity Company)

151 Farmington Avenue

Hartford, Connecticut 06156

An insurance company incorporated in Connecticut

ING Insurance Company of America

(formerly known as Aetna Insurance Company of America)

Principal Business Office:	151 Farmington Avenue
Hartford, Connecticut 06156

Principal Executive Office:	Corporate Center One
2202 North Westshore Boulevard
Suite 350
Tampa, Florida 33607

An insurance company incorporated in Connecticut. Effective January 5, 2000, changed its state of domicile to Florida

Golden American Life Insurance Company

1475 Dunwoody Drive

West Chester, Pennsylvania 19380

An insurance company incorporated in Minnesota. Effective December 21, 1993, changed its state of domicile to Delaware.

Directed Services, Inc.

1475 Dunwoody Drive

West Chester, Pennsylvania 19380

A corporation incorporated in New York.

2709_2

A

Schedule G

Addresses for Notices

To the Company:	ING Life Insurance and Annuity Company
151 Farmington Avenue
Hartford, CT 06156
Attention: Julie E. Rockmore, Counsel

ING Insurance Company of America
151 Farmington Avenue
Hartford, CT 06156
Attention: Julie E. Rockmore, Counsel

Golden American Life Insurance Company
1475 Dunwoody Drive
West Chester, PA 19380

Attention: Linda E. Senker, Counsel

Directed Services, Inc.
1475 Dunwoody Drive
West Chester, Pennsylvania 19380
Attention:	David L. Jacobson
Senior Vice President

To the Trust:	Franklin Templeton Variable Insurance Products Trust
1 Franklin Parkway
San Mateo, California 94403
Attention: Karen L. Skidmore
Assistant Vice President

To the Underwriter:	Franklin Templeton Distributors, Inc.
1 Franklin Parkway
San Mateo, California 94403
Attention: Philip J. Kearns
Vice President

3709_2

G